Exhibit 10.15

LICENSE AGREEMENT

This Agreement is made and entered into as of the 1/st/ day of January, 1998, by and among the OKLAHOMA MEDICAL RESEARCH FOUNDATION, an Oklahoma nonprofit corporation (“OMRF”), 825 N.E. 13th Street, Oklahoma City, Oklahoma 73104 (“Licensor”); and CENTAUR PHARMACEUTICALS, INC., a Delaware corporation (“Licensee”), having an office at 484 Oakmead Parkway, Sunnyvale, California 94086 (collectively the “Parties”).

RECITALS

A. Licensor owns rights in and to technology relating to compositions of and methods for using spin trap nitronyl hindered phenols developed or investigated by Drs. Edward G. Janzen, Allan L. Wilcox and Randall D. Hinton. of OMRF, including the Licensed Technology further described and defined below.

B. Licensee desires to obtain the right to utilize Licensed Technology in order to make, have made, use and sell Licensed Products (as defined below).

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties agree as follows:

1.	DEFINITIONS

As used herein:

1.1 “LICENSED PATENTS” means:

(a) United States Patent No. 5,455,272, titled “Spin Trap Nitronyl Hindered Phenols”, issued October 3, 1995; and

(b) United States Patent No. 5,527,828, titled “Method of Preventing Lipid Peroxidation with Spin Trap Nitronyl Hindered Phenols”, issued June 18, 1996; and

(c) United States Patent No. 5,532,277, titled “ Spin Trap Nitronyl Hindered Phenols”, issued July 2, 1996; and

(d) All patent applications and continuations-in-part presently contemplated by OMRF relating to compositions of and methods for using spin trap nitronyl hindered phenols as evidenced by documented communications between Drs. Janzen, Wilcox and/or Hinton and Sidley & Austin, patent counsel for OMRF;

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

(e) Such other patents and patent applications as the Parties may add to this Agreement from time to time by the execution of a suitable written agreement;

and all divisionals, continuations, reexaminations, reissues, extensions and foreign counterparts of these applications and patents and all patents and comparable rights that issue thereon.

1.2 “LICENSED TECHNOLOGY” means the Licensed Patents and all designs, technical information, know-how, knowledge, data, specifications, test results and other information (including but not limited to designs, technical information, know-how, knowledge, data, specifications, test results and other information previously disclosed to Licensee) relating to the subject matter of the Licensed Patents known to Licensor on the date of this Agreement.

1.3 “LICENSED PROCESS” means any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in the country in which the process is practiced.

1.4 “LICENSED PRODUCTS” means any product or part of a product which:

(a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in the country in which the product or part of a product is made, used or sold,

(b) is manufactured using a Licensed Process, or

(c) is used in a Licensed Process and has no substantial use except in a Licensed Process.

1.5 “LICENSED TERRITORY” means the entire world.

1.6 “SALE” / ”SOLD” means the sale, transfer, exchange or other disposition of Licensed Products excluding (a) transfers of Licensed Products by Licensee to its Affiliates; (b) transfers of Licensed Products for which Licensee receives no more than nominal payment in connection with clinical testing in support of efforts to obtain regulatory approvals to sell Licensed Products in the Licensed Territory; and (c) all distribution of Licensed Products for promotional purposes for which Licensee receives no more than nominal payment. Sales of Licensed Products shall be deemed consummated upon the later of recognition of revenue or receipt of payment, by Licensee or its Sublicensees, as the case may be, for such Sales of Licensed Products from the purchaser.

1.7 “NET SELLING PRICE” of Licensed Products means the actual cash receipts of Licensee or its Sublicensees and, if applicable, the value of all properties and services received in consideration of a Sale (as defined above) of Licensed Products, less only:

(a) customary trade, quantity, or cash discounts actually allowed and taken;

(b) any freight or other transportation costs, insurance charges, import/export duties, tariffs or other excise taxes separately invoiced to and paid or reimbursed by the purchaser;

(c) returns which are accepted by Licensee or its Sublicensees from unrelated purchasers in accordance with their normal practice and for which Licensee or its Sublicensees give credit to such purchasers; and

(d) sales or use taxes which Licensee or its Sublicensees are under a legal obligation to pay;

provided, however, that where a Sale (as defined above) is deemed consummated by the transfer or other disposition of Licensed Products for other than a selling price stated in cash, the term “Net Selling Price” shall mean the average Net Selling Price billed by Licensee or its Sublicensee, as the case may be, in consideration of the Sale of comparable Licensed Products during the three (3) month period immediately preceding such Sale, without reduction of any kind.

With respect to a Licensed Product that is a Combination Product, “Net Selling Price” shall mean the “Adjusted Gross Sales” (as defined below) of such Combination Product less the allowances and adjustments listed in items (a) through (d) above. “Adjusted Gross Sales” of Combination Products shall mean the gross sales multiplied by a fraction, A/(A + B), where “A” shall be the average per unit price of the Licensed Product as sold alone in that country and “B” shall be the average per unit selling price in the country of each pharmaceutically active ingredient in the Combination Product other than the Licensed Product. If B is available in the country, the least expensive presentation shall be used as reference for the calculation. The fraction, A/(A+B), shall never be less than one-half (1/2). If sufficient information is not available to make this calculation, then Licensor and Licensee shall mutually agree on a surrogate measurement.

1.8 “LICENSEE’S AUDITORS” means the independent certified or chartered accountants regularly employed by Licensee to audit its accounts and certify its financial statements.

1.9 “PROPRIETY INFORMATION” is defined in paragraph 9.1 of this Agreement.

1.10 “REQUIRED CONSENTS” is defined in paragraph 13.3 of this Agreement.

1.11 “AGREEMENT” means this Agreement including all Exhibits (if any) attached to this Agreement together with any written amendments of any of the foregoing.

1.12 “AFFILIATE” means any person, corporation or business entity that owns or controls Licensee, is under common control with Licensee or which is owned or controlled by Licensee through ownership of a majority interest, directly or indirectly, of the outstanding stock eligible to vote for the Board of Directors or other similar governing body of the entity.

1.13 “COMBINATION PRODUCT” shall mean any finished pharmaceutical product containing a Licensed Product as an active ingredient in combination with one or more other active ingredients.

1.14 “FDA” means the U.S. Food and Drug Administration.

1.15 “NDA” means a New Drug Application or its equivalent under then applicable FDA regulations for the marketing of a human pharmaceutical Licensed Product.

1.16 “SUBLICENSEES” is defined in paragraph 2.3 of this Agreement.

2.	GRANT OF LICENSEE

2.1 LICENSE. Subject to the license retained by Licensor in paragraph 2.2 below and the other terms of this Agreement, Licensor hereby grants to Licensee the exclusive right and license to use the Licensed Technology to make, have made, use, lease and sell Licensed Products and to practice the Licensed Processes in the Licensed Territory during the term of this Agreement unless sooner terminated as provided in this Agreement.

2.2 RETAINED LICENSE. Licensor retains the perpetual, royalty-free right and license to practice the Licensed Technology solely for research and educational purposes.

2.3 SUBLICENSES. Licensee shall have the right to sublicense the rights granted hereunder to third parties as well as to Affiliates of Licensee (hereinafter collectively referred to as “Sublicensees”), provided that Licensee promptly notifies Licensor of each such sublicense. Any such sublicense will survive termination of this Agreement only if Licensors approve the identity of the Sublicensee in writing, either before or after Licensee’s grant of the sublicense. Licensee may request Licensors’ approval of a Sublicensee at any time, and Licensors will not unreasonably withhold or delay such approval.

2.4 SUBLICENSEE OBLIGATIONS. All Sublicenses granted by Licensee shall provide that the obligations to Licensor of Licensee under sections 5, 9, 11 and 12 of this Agreement shall be binding upon Sublicensee as if it were a party to this Agreement.

2.5 SUBLICENSEE COPIES AND REPORTS. Licensee shall provide to Licensor (1) a copy of all sublicense agreements promptly after execution, and (2) annually, copies of all reports received by Licensee from its Sublicensees during the preceding twelve (12) month period.

2.6 NONCASH CONSIDERATION. If Licensee receives from Sublicensees anything of value in lieu of cash payments in satisfaction of payment of obligations under the sublicense and this Agreement, then Licensee shall determine the cash value of such consideration in good faith and shall pay Licensor based on such cash value as set forth in Section 4.

2.7 NO IMPLIED LICENSE. The license and right granted in this Agreement shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology not specifically identified in this Agreement as “Licensed Technology,” nor shall it be construed to confer any rights outside the Licensed Territory.

2.8 FIRST RIGHT OF NEGOTIATION. Licensee shall have the first right to negotiate with Licensor to obtain a license to practice any patent Licensor may acquire after the date of this Agreement that is dominated by one or more patents included in the Licensed Patents on such terms and conditions that Licensor and Licensee may agree through negotiations in good faith. If Licensee declines to exercise its right to negotiate or the parties have not entered into a License within six (6) months after Licensor notifies Licensee of the existence of a patent subject to this paragraph, Licensor may negotiate with and grant a License or other rights in such patent to others on terms substantially no more favorable to such other party than were last offered by Licensor to Licensee.

3.	DUE DILIGENCE

3.1 DILIGENCE. Licensee shall use its reasonable efforts throughout the term of this Agreement to bring one or more Licensed Products to market through a program for exploiting the right and license granted in this Agreement and for creating, supplying and servicing a market for Licensed Products in the Licensed Territory.

4.	ROYALTIES, PAYMENTS, STOCK AND REIMBURSEMENT

4.1 AMOUNTS OF PAYMENTS. In partial consideration of the right and license granted in the Agreement, Licensee shall pay to Licensor:

(a) upon execution of this Agreement, a License Initiation Fee in the amount of [*] which includes reimbursement of expenses incurred by Licensor through October 1, 1997, in preparing, filing, prosecuting and maintaining the Licensed Patents; plus

(b) an annual minimum royalty of $10,000, payable on each anniversary date of this Agreement for any year in which earned royalties as defined in Section 4.1(c) are not paid, provided that [*] of such annual minimum royalty payments shall be cumulatively creditable against the earned royalties specified in Section 4.1(c), such credit to be taken by reducing the earned royalty rate of Section 4.1(c) by not more than [*] (that is, to an effective rate of not less than [*])plus

(c) an earned royalty equal to [*] of the Net Selling Price of Licensed Products Sold by or for Licensee and its Sublicensees; plus

(d) a milestone payment of [*] for the first filing of an Investigational New Drug (IND) application with the United States Food and Drug Administration or a foreign equivalent thereof; plus

(e) a milestone payment of [*] for the first acceptance of a New Drug Application (NDA) by the United States Food and Drug Administration or a foreign equivalent thereof;

provided that only one of each milestone payment specified in Sections 4.1(d) and 4.1(e) will be paid on any compound within the Licensed Products regardless of how many countries or for how many different disease indications such IND and NDA applications are filed.

4.2 NON-CUMULATIVE ROYALTIES. Royalties shall be payable by Licensee with respect to all of its or its Sublicensees’ Licensees’ resale of any products purchased. Royalties shall not become payable at the time of transfer from Licensee to its Sublicensees, but shall become payable only when Licensee receives payment of royalties (after recovery of any prepaid royalties included in any Sublicense Initiation Fee) from its Sublicensee with respect to such Sublicensee’s Sales.

4.3 NO MULTIPLE ROYALTIES. No multiple royalties shall be payable because any Licensed Product is covered by more than one patent within the Licensed Patents.

4.4 DEDUCTION OF TAXES. Any income or other tax which Licensee is required to withhold and pay on behalf of Licensor with respect to the royalties payable to Licensor under this Agreement shall be deducted from such royalties prior to remittance to Licensor; provided, however, that in regard to any tax so deducted, Licensee shall give Licensor such assistance as may reasonably be necessary to enable Licensor to claim exemption therefrom. In each case Licensee shall furnish Licensor with proper evidence of the taxes so paid on its behalf.

4.5 INTEREST. Royalty and other payments required in this Agreement shall, if overdue, bear interest until payment at a per annum rate of two percent (2%) above the prime rate in effect at the Chase Manhattan Bank, N.A., New York, New York, U.S.A., on the due date, but not more than the highest rate permitted by law. The payment of such interest shall not foreclose Licensor from exercising any other rights they may have because any payment is late.

4.6 CURRENCY CONVERSION AND DELIVERY. All payments required in this Agreement shall be paid in United States dollars, delivered in accordance with paragraphs 6.2 and 13.9 of this Agreement or to such other place as Licensor may reasonably designate consistent with the applicable laws and regulations in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be at the rate in effect at the Chase Manhattan Bank, New York, New York, U.S.A., on the last business day of the calendar quarterly reporting period to which such payment(s) relate.

5.	RECORDS

5.1 RECORDS OF SALES. Licensee shall at all times during the term of this Agreement and for a period of three (3) years after termination of this Agreement keep at its principal place of business true and accurate records of all Sales subject to Section 4 of this Agreement in such form and manner that all royalties owed hereunder to Licensor may be readily and accurately determined. Such records shall be kept for a period of at least three (3) years after the and of the royalty period to which they pertain and shall include, but not by way of limitation, all information necessary for Licensee’s Auditors to prepare the reports required by Section 6 of this Agreement.

5.2 INSPECTION. Licensor shall have the right, from time to time, at reasonable times during normal business hours no later than three (3) years after expiration or termination of this Agreement and at Licensor’s expense, to examine the records of Licensee through an independent certified public accountant for the purpose of verifying the amounts owed to Licensor hereunder and the accuracy of the reports furnished by Licensee under Section 6 of this Agreement. Licensor and their accountant shall maintain the confidentiality of all confidential information obtained from examination of Licensee’s records and shall use such information only for the purposes of this Agreement.

6	REPORTS.

6.1 QUARTERLY REPORTS. Licensee shall prepare and deliver to Licensor within sixty (60) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement a true and accurate report, giving such particulars of the business conducted by Licensee and its sublicensees during the preceding three (3) month period as is required to calculate the royalties due Licensor hereunder. Such report shall include at least the following:

(a) the total Net Selling Price of all Licensed Products Sold by Licensee and its Sublicensees during the preceding three (3) month period and for the calendar year to date;

(b) all Sublicense Initiation Fees received from Sublicensees during the preceding three (3) month period and for the calendar year to date; and

(c) the names and address of all new Sublicensees of Licensee since the previous report.

6.2 PAYMENTS. With each such report delivered, Licensee shall pay to Licensor all amounts due under this Agreement. If no payments are due, Licensee shall so report.

6.3 AUDIT REPORT. Within one hundred fifty (150) days after the end of each whole or partial fiscal year of Licensee in which Licensed Products are Sold during the term of this Agreement, Licensee shall have its books and records audited by Licensee’s Auditors and shall direct them to prepare and submit to Licensor certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet together with an operating statement together with an audit report thereon. Appropriate disclosure will be made in the footnotes to Licensee’s audited financial statements of (i) the total Sales of Licensed Products by Licensee and its Sublicensees during the past year and (ii) the amounts owed to Licensor in total at the year end balance sheet date. If such disclosure is not made in the footnotes to Licensee’s audited financial statements, then Licensee’s Auditors shall prepare a special report covering items (i) and (ii) above and submit it to Licensor.

7.	PATENT PROSECUTION

7.1 Licensor shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the patents, patent applications and foreign counterparts, as the case may be, included within the Licensed Patents that are (a) specifically identified by patent number or application serial number in paragraph 1.1 of this Agreement, or (b) timely identified or specified by Licensee by notice to Licensor. Except as provided in Section 7.4, the prosecution and maintenance of all patent applications, foreign counterparts and patents within the Licensed Patents shall be the primary responsibility of Licensor; provided, however, that Licensee shall be afforded reasonable opportunities to advise Licensor and shall cooperate with Licensor in such prosecution and maintenance.

7.2 Except as provided in Section 7.4, Licensee shall reimburse Licensor for all reasonable out-of-pocket fees, costs and expenses reasonably paid or incurred by Licensor in filing, prosecuting and maintaining the Licensed Patents during the term of this Agreement. Licensee shall deliver such reimbursement to Licensor (or, if Licensor requests, directly to Licensor’s patent counsel) within thirty (30) days after Licensor (or Licensor’s patent counsel) notify Licensee from time to time of the amount of such fees, costs and expenses which have been paid or incurred by Licensor.

7.3 Licensor shall promptly advise Licensee of the grant, lapse, revocation, surrender, any threatened invalidation of or of their intention to abandon any such patent, application or foreign counterpart. If Licensor advises Licensee of its intention not to pursue a patent on any Licensed Technology or to abandon any such patent, application or foreign counterpart, Licensee shall have the right, at its own expense, to pursue such patent, application or foreign counterpart, and all rights resulting therefrom shall vest in Licensee alone.

7.4 Licensee shall designate each country, if any, in which Licensee desires that patent application(s) corresponding to the Licensed Patents be filed. Licensee shall pay all costs and legal fees associated with the preparation and filing of such designated foreign patent applications, and such applications shall be in Licensor’s name. Licensor may elect to file corresponding patent applications in countries other than those designated by Licensee, but in that event Licensor shall be responsible for all costs associated with such non-designated filings. Licensor will notify Licensee that it intends to make such filings. Licensee will then have thirty (30) days to decide to pay for such filings and prosecutions. If it does not decide to pay for such applications within the 30-day period, neither of such applications nor any patents that issue thereon shall be considered to be Licensed Patents, and Licensee shall forfeit its rights under this

Agreement with respect to such applications and patents unless it can demonstrate that filing patent applications in such countries is not commercially feasible for the Licensed Product(s).

8.	PATENT INFRINGEMENT

8.1 NOTICE OF INFRINGEMENT. The Parties shall promptly notify each other of any alleged infringement of the Licensed Patents and of any available evidence of such infringement.

8.2 SUIT BY LICENSEE. Licensee shall have the right, but shall not be obligated, to commence suit for any infringement of the Licensed Patents, and Licensor agrees that Licensee may cause Licensor to join it as a party to any such suit at no expense to Licensor. The total cost of any such infringement action commenced or defended solely by Licensee shall be borne by Licensee, and Licensee shall retain any recovery or damages awarded in such action, but such recovery or damages shall be treated as Sales of Licensed Products, and Licensee shall pay royalties thereon to Licensor in accordance with paragraph 4.1(b) of this Agreement. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the written consent of Licensor, which consent shall not be unreasonably withheld. Licensee shall indemnify Licensor against any order for costs or award of sanctions that may be made or entered against Licensor in such proceedings.

8.3 SUIT BY LICENSOR. If within six (6) months after notice by Licensee to Licensor, or by Licensor to Licensee, of any alleged infringement, Licensee has been unsuccessful in persuading the alleged infringer to desist and has not brought an infringement action, or if Licensee notifies Licensor at any time of its intention not to bring suit against an alleged infringer, then and only then, Licensor shall have the right, but shall not be obligated, to commence suit for such infringement at Licensor’s sole expense, and Licensor may, in such suit, use the name of Licensee as a nominal party. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the written consent of Licensee, which consent shall not be unreasonably withheld. Licensee shall not be responsible for any order for costs or award of sanctions that may be made or entered against Licensee in such proceedings.

8.4 DEFENSE. In the event that a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the Licensed Patents shall be brought against Licensee, Licensor or either of them, Licensee shall have the first right to defend such action; provided, however, that if Licensee determines at any time that it does not desire to defend such action, it shall promptly so advise Licensor, and Licensor shall then have the right to defend such action at Licensor’s sole expense. Licensee shall not be responsible for any order for costs or award of sanctions that may be made or entered against Licensee in such proceedings.

8.5 COOPERATION. In any suit either party may commence or defend pursuant to its rights under this Agreement in order to enforce or defend the validity or enforceability of the Licensed Patents, the other party shall, at the reasonable request and expense of the party initiating or defending such suit, reasonably cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

9.	CONFIDENTIALITY

9.1 MAINTENANCE OF CONFIDENTIALITY. No party shall, without the express written consent of the other parties to this Agreement in advance, for any reason or at any time either during or for a period of three (3) years subsequent to the term of this Agreement except as otherwise provided in this paragraph, use (except in the course of practicing the licenses granted in this Agreement) or disclose (except as is necessary in the course of patenting, sublicensing, marketing or selling Licensed Products or obtaining governmental approval to do so, or as is required to be disclosed pursuant to law (provided that the receiving party uses reasonable efforts to give the disclosing party reasonable notice of such required disclosure) as contemplated in this Agreement) to any person (including without limitation any director, officer or employee of a party who is not under an obligation of confidentiality substantially similar to the obligation contained herein) the Licensed Technology or any other information relating to the Licensed Products (hereinafter referred to as the “Proprietary Information”). This obligation of non-use and non-disclosure shall not extend to Proprietary Information:

(a) which can be demonstrated by the receiving party to have been within its legitimate possession prior to the time of disclosure by the disclosing party;

(b) which was in the public domain prior to disclosure by the disclosing party, as evidenced by documents which were generally published prior to such disclosure;

(c) which, after disclosure by the disclosing party, comes into the public domain through no fault of the receiving party; or

(d) which is disclosed to the receiving party by a third party having legitimate possession thereof and the unrestricted right to make such disclosure.

9.2 PRIOR AGREEMENTS. The provisions of this Agreement supersede and shall be substituted for any terms of any prior confidentiality agreement(s) relating to the Proprietary Information between Licensee and Licensor which are not consistent with this Agreement.

10.	TERM AND TERMINATION

10.1. DURATION Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence upon the date hereof and shall continue until the later of fifteen (15) years from the date hereof or the date of expiration of the last to expire of the Licensed Patents, except that upon expiration of this Agreement at the end of such term, Licensee shall automatically have a perpetual, paid-up, royalty-free license to make, have made, use, sell and sublicense Licensed Technology without restriction.

10.2 TERMINATION. Licensor shall have the right to terminate this Agreement on the occurrence of any one or more of the following events:

(a) failure of Licensee to make any payment required pursuant to this Agreement when due;

(b) failure of Licensee to render reports to Licensor as required by this Agreement;

(c) the insolvency of Licensee;

(d) the institution of any proceeding by Licensee under any bankruptcy, insolvency or moratorium law;

(e) any assignment by Licensee of substantially all of its assets for the benefit of creditors;

(f) placement of Licensee’s assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter; or

(g) the material and intentional breach by Licensee of any other term of this Agreement.

10.3 EXERCISE. Licensor may exercise its right of termination by giving Licensee, its trustees or receivers or assigns, sixty (60) days prior written notice of Licensor’s election to terminate. Upon the expiration of such period, this Agreement shall automatically terminate unless (a) the other party has previously cured the breach or condition permitting termination under the preceding paragraph or (b) such breach or condition cannot reasonably be cured within sixty (60) days due to causes beyond Licensee’s control, Licensee commences good faith efforts to cure such breach within such 60-day period and Licensee does cure the breach within one hundred twenty (120) days after the expiration of such 60-day period, in which case this Agreement shall not terminate. Such notice and termination shall not prejudice Licensor’s rights to any royalties and other sums due hereunder and shall not prejudice any cause of action or claim of Licensor accrued or to accrue on account of any breach or default by Licensee.

10.4 FAILURE TO ENFORCE. The failure of Licensor at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or the right of Licensor thereafter to enforce each and every such provision.

10.5 TERMINATION BY LICENSEE. Licensee may terminate this Agreement at any time giving Licensor six (6) months prior written notice of Licensee’s election to terminate.

10.6 EFFECT. In the event this Agreement is terminated prior to its expiration for any reason whatsoever, Licensee shall not have any right to return of any payments of any kind theretofore made by it to Licensor pursuant to this Agreement; Licensee shall return, or at Licensor’s direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models constituting the Licensed Technology, retaining no copies; and Licensee shall refrain from using or publishing any portion of the Licensed Technology as provided in Section 9 of this Agreement. Upon such termination of this Agreement, Licensee shall cease manufacturing, processing, producing, using, selling or distributing Licensed Products; provided, however that Licensee may continue to sell in the ordinary course of business for a period of one hundred eighty (180) days reasonable quantities of Licensed Products which are fully manufactured and in Licensee’s normal inventory at the date of termination if:

(a) all monetary obligations of Licensee to Licensor have been satisfied and

(b) royalties on such sales are paid to Licensor in the amounts and in the manner provided in this Agreement.

Upon termination of this Agreement, any sublicenses, granted by Licensee to Sublicensees that have been approved by Licensor as contemplated by Section 2.3 and in which the Sublicensees are in full compliance, including without limitation compliance with the obligations under Sections 5, 9, 11 and 12 of this Agreement, shall continue in full force and effect with Licensor substituted in Licensee’s place. The provisions of Sections 9, 11 and 12 of this Agreement shall remain in full force and effect notwithstanding any termination of this Agreement.

11.	INDEMNIFICATION AND INSURANCE

11.1 INDEMNIFICATION. Licensee shall defend, indemnify, and hold harmless Licensor, the University of Oklahoma and their officers, directors, trustees and employees and all of their heirs, executors, administrators and legal representatives (“Indemnitees”) from and against any and all claims, demands, loss, liability, expense or damage (including investigative costs, court costs and attorneys’ fees) Indemnitees may suffer, pay or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of or in connection with any and all personal injury, economic loss and property damage caused or alleged to be caused or contributed to in whole or in part by the manufacture, use, lease, sale or sublicense of Licensed Products by Licensee, whether asserted under a tort or contractual theory or any other legal theory, including but not limited to any and all claims, demands, and actions in which it is alleged that: (1) an Indemnitee’s negligence or representations about the Licensed Products caused any defect in their manufacture, design, labeling or performance, or (2) any alleged infringement of any patent, trademark or copyright, caused or contributed in whole or in part to the personal injury, economic loss or property damage. Licensee’s obligations under this paragraph shall survive the expiration or termination of this Agreement for any reason.

11.2 INSURANCE. Without limiting Licensee’s indemnity obligations under the preceding paragraph, prior to testing any compounds in humans, Licensee shall obtain a liability insurance policy which:

(a) insures Indemnitees for all claims, demands and actions mentioned in the preceding paragraph of this Agreement;

(b) includes a contractual endorsement providing coverage for all such liability which may be incurred by Indemnitees in connection with this Agreement;

(c) requires the insurance carrier to provide Licensor with no less than thirty (30) days written notice of any change in the terms of coverage of the policy or its cancellation; and

(d) provides Indemnitees with product liability coverage in the following amounts for the periods indicated below:

(i) $500,000 in product liability coverage during the period in which one (1) or more Licensed Products are being used in United States FDA clinical trials in human beings but no Licensed Products are approved by FDA for use in human beings;

(ii) $2,500,000 in product liability coverage for each Licensed Product approved by FDA for use in human beings;

subject to a deductible of not more than $100,000 per occurrence.

Licensee shall maintain such liability insurance policy throughout the term of this Agreement and for three (3) years thereafter.

11.3 NOTICE OF CLAIMS. Licensee will promptly notify Licensor of all claims involving Licensed Products.

11.4 EVIDENCE OF INSURANCE. Licensee shall provide Licensor with copies of liability policies which comply fully with this Agreement during the entire period Licensee is required to maintain such insurance. If Licensee fails at any time to maintain insurance as required in this Agreement, Licensor may (but shall be under no obligation to) purchase its own policy providing all or any of the coverage and recover from Licensee the cost thereof, which shall be payable on demand.

11.5 COMPLIANCE WITH SECURITIES LAWS. Licensee shall use its reasonable efforts to ensure that any sales of its securities that shall be effected subsequent to the date hereof shall only be made, and that any activities to raise funds with which Licensee will satisfy any of its obligations to Licensors hereunder will only be conducted, in compliance with all applicable laws, including without limitation all applicable federal, state or foreign securities laws. Licensee shall retain independent legal counsel to advise Licensee with respect to the liabilities and obligations arising out of, among other things, the raising of funds by Licensee to fund its payment obligations to Licensors hereunder and the offers or sales of securities by Licensee. Such counsel shall be experienced and competent in corporate and securities matters such as the foregoing and shall be reasonably acceptable to Licensors. It is understood and agreed that current counsel to Licensee, Fenwick & West, is acceptable to Licensors.

11.6 INDEMNIFICATION BY LICENSEE. Licensee shall indemnify and hold harmless Indemnitees against and with respect to all losses, damages, claims, liabilities or expenses (including reasonable attorneys’ fees and expenses) incurred or sustained by any of them as a result of, or arising out of, any violation, breach or nonfulfillment on the part of Licensee of any representation, warranty, covenant or agreement made by Licensee pursuant to this Agreement. Licensor or another indemnified party hereunder shall notify Licensee in writing promptly after it or they acquire actual knowledge of any action or claim against it or them hereunder which may give rise to liability of Licensee pursuant to this paragraph. Licensee may, at its own expense, through legal counsel approved by Licensor, defend or settle any such claim or action, provided that Licensee posts security that is adequate in the reasonable discretion of Licensor to protect Licensor or the other indemnified party or parties and provided Licensor are notified in writing of Licensee’s intent to so defend within ten (10) days after Licensee has been notified by Licensor or such other indemnified party of such claim or action.

11.7 CONTRIBUTION BY LICENSEE. If the indemnification provided for in the immediately preceding paragraph is unavailable or insufficient to hold harmless an indemnified party in respect of any of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above, then Licensee shall contribute to the amount paid or payable by each such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by Licensee on the one hand and Licensor and any other indemnified parties on the other from the activities from which such losses, claims, damages or liabilities arose, as well as the relative fault of Licensee on the one hand and Licensor on the other in connection with the actions or inactions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.

12.	MERCHANTABILITY, EXCLUSION OF WARRANTIES, LIMITATION OF DAMAGES AND WARRANTIES

12.1 Licensee has made its own evaluation of the potential capabilities, safety, utility and commercial application of the Licensed Technology, Licensed Products and Licensed Processes.

ACCORDINGLY, LICENSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED TECHNOLOGY, LICENSED PRODUCTS OR LICENSED PROCESSES AND

EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY OR COMMERCIAL APPLICATION OF LICENSED TECHNOLOGY, LICENSED PRODUCTS AND LICENSED PROCESSES.

12.2 LIMITATION OF LIABILITY. LICENSOR SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY LICENSEE OR ANY OTHER RESULTING FROM THE USE OF THE LICENSED TECHNOLOGY, LICENSED PRODUCTS OR LICENSED PROCESSES.

12.3 REPRESENTATIONS AND WARRANTIES OF LICENSEE. Licensee hereby makes the following representations and warranties to Licensor, which representations and warranties, together with all other representations and warranties of Licensee in this Agreement, are true and correct on the date hereof;

(a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (a) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Licensee, as each may have been amended; (b) with or without the giving of notice or the lapse of time or both (i) result in a breach of, or violate, or be in conflict with or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required under, any security instrument, mortgage, note, debenture, indenture, loan, lease, contract, agreement or other instrument, to which Licensee is a party or by which it or any of its properties or assets may be bound or affected, or (ii) result in the loss or adverse modification of any lease, franchise, license or other contractual right or other authorization granted to or otherwise held by Licensee; (c) require the consent of any party to any such agreement or commitment to which Licensee is a party or by which any of its properties or assets are bound; (d) result in the creation or imposition of any lien, claim or encumbrance upon any property or assets of Licensee; or (e) require any consent, approval, authorization, order, filing, registration or qualification of or with any court or governmental authority or arbitrator to which Licensee is subject or by which any of its properties or assets may be bound or affected.

(c) All actions to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly taken, and this Agreement constitutes the valid and binding obligation of Licensee enforceable in accordance with its terms.

(d) There are no claims (relating to patent infringement or any other matters), actions, suits, proceedings, arbitrations or investigations pending or, to the best of Licensee’s knowledge, threatened, against Licensee which if adversely determined would adversely affect the Licensed Technology (or the patentability thereof) or other technology practiced by Licensee, or Licensee’s ability to enter into or carry out this Agreement or use or license Licensed Technology.

12.4 REPRESENTATIONS AND WARRANTIES OF LICENSOR. Licensor hereby makes the following representations and warranties to Licensee, which representations and warranties, together with all other representations and warranties of Licensor in this Agreement, are true and correct on the date hereof;

(a) Licensor is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (a) violate or conflict with any provision of the Articles of Incorporation or By-laws of Licensor, as each may have been amended; (b) require the consent of any party to any agreement or commitment to which Licensor is a party or which affects the Licensed Technology; (c) result in the creation or imposition of any lien, claim or encumbrance upon the Licensed Technology; or (d) require any consent, approval, authorization, order, filing, registration or qualification of or with any court or governmental authority or arbitrator to which Licensor is subject or by which the Licensed Technology may be affected.

(c) All actions to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly taken, and this Agreement constitutes the valid and binding obligation of Licensor enforceable in accordance with its terms.

(d) There are no claims (relating to patent infringement or any other matters), actions, suits, proceedings, arbitrations or investigations pending or, to the best of Licensor’s knowledge, threatened, against Licensor which if adversely determined would adversely affect the Licensed Technology (or the patentability thereof) or Licensor’s ability to enter into or carry out this Agreement.

13.	MISCELLANEOUS AND GENERAL

13.1 EXPORT CONTROLS. Licensee acknowledges that Licensor is subject to United States laws and regulations controlling the export of technical data, computer software,

laboratory prototypes and other commodities and that its obligations hereunder are contingent on compliance with all applicable United States export and other laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Licensor neither represent that a license shall not be required nor that, if required, it shall be issued.

13.2 LEGAL COMPLIANCE. Licensee agrees that it will comply with all applicable laws and regulations in relation to its manufacture, processing, producing, use, selling or distributing of Licensed Products and that it will not at any time take any action which would cause Licensor or Licensee to be in violation of any of such applicable laws and regulations.

13.3 REQUIRED CONSENTS. Licensee shall obtain any and all licenses, permits, approvals or authorizations (“Required Consents”) required by any governmental entity or agency having jurisdiction over the transactions contemplated by this Agreement. Licensor shall cooperate with, and provide reasonable assistance to, Licensee in obtaining the Required Consents; provided, however, that Licensee shall reimburse Licensor for all of Licensor’s out-of-pocket expenses incurred in providing such assistance.

13.4 INDEPENDENT CONTRACTOR. Licensee’s relationship to Licensor hereunder shall be that of a licensee only. Licensee shall not be the agent of Licensor and shall have no authority to act for or on behalf of Licensor in any matter. Persons retained by Licensee as employees or agents shall not by reason thereof be deemed to be employees or agents of Licensor.

13.5 PATENT MARKING. Licensee agrees to mark, to the extent practical, the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked, to the extent practical, in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

13.6 USE OF NAMES. No name of any party to this Agreement, or of any officer, trustee, director or employee of any party, may be used by any party in any manner for announcing, advertising, promoting or marketing Licensed Products, Licensed Processes or securities unless the written permission of such party, or the individual, as the case may be, is obtained in advance.

13.7 INTERPRETATION. The parties are equally responsible for the preparation of this Agreement, and in any judicial proceeding the terms hereof shall not be more strictly construed against one party than the other.

13.8 NOTICES. All notices, statements and reports required or contemplated herein by one party to the other shall be in writing and shall be deemed to have been given upon delivery in person or upon the expiration of five (5) days after deposit in a lawful mail depository in the country of residence of the party giving the notice, registered or certified airmail postage prepaid, and addressed as follows:

If to Licensor:

Attention: President

Oklahoma Medical Research Foundation

825 N. E. 13th Street

Oklahoma City, Oklahoma 73104

Facsimile: (405) 271-3980

With a copy to:

John S. Pratt

Kilpatrick Stockton LLP

1100 Peachtree Street

Atlanta, Georgia 30309-4530

Facsimile: (404) 815-6555

If to Licensee:

Attention: President

Centaur Pharmaceuticals, Inc.

484 Oakmead Parkway

Sunnyvale, CA 94086

Facsimile: 408-481-1601

With a copy to:

Ira Nordlicht

Nordlicht and Hand

Olympic Tower

645 Fifth Avenue

New York, NY 10022

Any party hereto may change the address to which notices to such party are to be sent by giving notice to the other parties at the addresses and in the manner provided above. Any notice herein required or permitted to be given may be given, in addition to the manner set forth above, by telex, facsimile or cable, provided that the party giving such notice obtains acknowledgment by telex, facsimile or cable that such notice has been received by the party or parties to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgment has been transmitted.

13.9 ASSIGNMENTS AND INUREMENT. Except as otherwise provided in this Agreement, Licensee shall not grant, transfer, convey or otherwise assign any of its rights or delegate any of its obligations under this Agreement (except in the course of a merger, consolidation or acquisition of all or substantially all of Licensee’s business) without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed, and any attempt by Licensee to do so shall be of no effect; however, this Agreement shall be assignable by Licensor. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

13.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Licensor and Licensee with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

13.11 HEADINGS. The section and paragraph headings are for convenience only and are not a part of this Agreement.

13.12 SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

13.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

LICENSOR:

OKLAHOMA MEDICAL RESEARCH FOUNDATION

By:	/s/ WILLIAM G. THURMAN, M.D.
Dr. William G. Thurman, M.D. President Emeritus

LICENSEE:

CENTAUR PHARMACEUTICALS, INC.

By:	/s/ BRIAN D. FRENZEL
Brian D. Frenzel President and CEO

SIGNATURE PAGE TO CENTAUR/OMRF LICENSE AGREEMENT